Exhibit 5.4

KAUFHOLD & REVEILLAUD, AVOCATS

CHARLES KAUFHOLD ANCIEN BÂTONNIER
EMMANUEL REVEILLAUD
SABRINA SALVADOR

PAUL HAMMELMANN
ETIENNE DE CREPY BARREAU DE PARIS
AURORE GIGOT
BRIGITTE CZOSKE RECHTSANWÄLTIN
RUDIGER SAILER RECHTSANWALT
DELPHINE DE TIMARY
MATTHIEU GROETZINGER
CATHERINE DELSAUX SCHOY
ALVARO RICCI, ABOGADO
SOPHIE GIALLOMBARDO
MAX MULLER
CHRISTINE LOUIS-HABERER
JEFF BRAUN
ISABELLE ALTMANN
ANAËLLE SEIWERT
AVELINO SANTO MENDES

KINROSS GOLD CORPORATION 25 YORK STREET, 17TH FLOOR M5J 2V5 Toronto, Ontario Canada
Luxembourg, 18 May 2018

Re.:	White Ice Ventures Limited / LO Notes Exchange
O.réf.: T20003 White Ice Ventures Limited - Opinion

Dear Madam,

Dear Sir,

We have acted as special Luxembourg legal advisers to White Ice Ventures Limited, a private limited liability company (société à responsabilité limitée) incorporated in and having its registered seat in the British Virgin Islands and having its seat of central administration (effective place of management) at L-2328 Luxembourg, 20 rue des Peupliers, R.C.S. Luxembourg B193622 (hereafter referred to as the “Company”), in connection with a registration statement on Forms F-10 and S-4 (the “SEC Registration Statement”) and a form of guarantee to be filed with the U.S. Securities and Exchange Commission relating to the registration under the Securities Act of 1933 of US$500,000,000 aggregate principal amount of Kinross Gold Corporation’s (“Kinross”) 4.50% senior notes due 2027 (the “New Notes”).

Initial notes of US$500,000,000 aggregate principal amount of Kinross’ 4.50% senior notes due 2027 (the “Initial Notes”) were issued pursuant to the Indenture as defined below.

Initial Notes were issued pursuant to an Indenture dated as of 22 August 2011 between, among others, Kinross, the guarantor parties thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a first supplemental indenture thereto, dated as of 8 December, 2014 and a second supplemental indenture, dated as of 1 September 2016 among Kinross, KG Mining (Round Mountain) Inc., KG Mining (Bald Mountain) Inc., the Company, Red Back Mining B.V., Red Back Mining (Ghana) Limited, KG Far East (Luxembourg) Sàrl and the Trustee (as supplemented, the “Indenture”).

20 avenue Marie-Thérèse, b.p. 477, L-2014 Luxembourg

Tél.: +352 444 222  Fax : +352 444 222 333

contact@kr-legal.lu www.kr-legal.lu

The Initial Notes were sold pursuant to the purchase agreement entered into by and among Kinross, the Guarantors (as defined therein) including the Company and J.P. Morgan Securities LLC, as Representative of the Purchasers (as such term is defined therein) on 28 June 2017.

The Initial Notes were fully and unconditionally guaranteed by the Company being one of the Guarantors (as such term is defined in the Guarantee) under a guarantee issued by the Guarantors and in the presence of Kinross and dated as of 6 July 2017 (the “Initial Guarantee”).

The New Notes will be fully and unconditionally guaranteed by the Company being one of the Guarantors (as such term is defined in the Form of Guarantee) under a guarantee (the “Guarantee”) to be issued by the Guarantors and in the presence of Kinross in 2018 and under the form of the guarantee circulated to the Guarantors (the “Form of Guarantee”).

We understand that Kinross intends to offer to exchange the New Notes for an equivalent principal amount of its outstanding Initial Notes and to exchange the Guarantee for the Company’s outstanding Initial Guarantee as to the payment of principal and interest on the Initial Notes by the Company, pursuant to an exchange offer to be registered with the United States Securities and Exchange Commission (the “SEC”). We understand further that a registration statement dated as of 18 May, 2018 with respect to the New Notes, the Form of Guarantee, the SEC Registration Statement and certain other documents will be filed with the SEC.

Capitalized terms defined in the Opinion Documents (as defined below) shall have the same meanings when used in this opinion, except where the context requires otherwise.

No assumption or qualification in this opinion limits any other assumption or qualification herein. Headings to paragraphs or subparagraphs of this opinion are for convenience only and do not affect the construction or interpretation hereof.

1.                                     Documents reviewed and investigation executed:

In connection with the foreseen transaction and for the purposes of this opinion, we have examined the following documents and have made no other investigation of other documents:

1.1                              An execution copy of the SEC Registration Statement ;

1.2                              an execution version of the Form of Guarantee;

1.3                              an executed copy of the Indenture;

The documents described under paragraphs 1.1 to 1.2 are collectively referred herein to as the “Opinion Documents”.

1.4                              a copy of the coordinated by-laws of the Company dated 10 April 2018;

1.5                              a certified copy of the excerpt of the Luxembourg trade and companies register dated 18 May 2018, regarding the Company;

1.6                              a certified copy of the non-bankruptcy certificate issued by the Luxembourg trade and companies register in relation to the Company dated 18 May 2018;

1.7                              an executed copy of the written resolutions taken by the directors of the Company dated 17 May 2018;

1.8                              an executed copy of the written resolutions taken by the board of managers of the Company dated 28 June 2017; and

1.9                              an executed copy of a managers’ certificate signed by two managers of the Company dated 18 May 2018.

The documents described under paragraphs 1.1 to 1.9 are collectively referred to herein as the “Documents”.

Except as stated above, we have not examined any agreement, deeds, instruments or other documents entered into by or affecting the Company.

Save as opined herein, we have not investigated (and express no opinion on) whether the Company, by reason of the transactions and matters contemplated by the Documents to which the Company is a party, is or will be in breach of any of its respective obligations under any agreement, document, deed or instrument, or any order, judgment binding upon it.

2.                                     Assumptions:

2.1                              In our examination of the Documents, we assumed the following:

2.1.1                    All originals supplied to us are genuine and complete;

2.1.2                    All signatures of all parties submitted to us are genuine;

2.1.3                    All copies of Documents submitted to us conform to the original;

2.1.4                    The documents presented to us as drafts will be executed and delivered in the same form as the copies supplied to us;

2.1.5                    All the executed documents supplied to us are in full force and effect and have not been terminated or amended, modified, supplemented or superseded;

2.1.6                    All facts and statements relied upon or assumed herein are or will be true and complete on the date of execution of the Opinion Documents;

2.1.7                    All and any facts set forth in the Documents and all representations, statements and warranties given by or in respect of any party to the Opinion Documents (except insofar as they relate to Luxembourg law and matters which we expressly opine on herein) are true, accurate, correct and up to date;

2.1.8                    The written resolutions of the Company dated 28 June 2017 supplied to us are a true record of these meetings or written resolutions and the resolutions were validly passed and remain in full force and effect.

2.2                              In analyzing the Opinion Documents, we assumed the following:

2.2.1                    All parties to the Opinion Documents (other than the Company) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization;

2.2.2                    Each such party (other than the Company) has the requisite organizational power and authority to execute, deliver and perform its respective obligations under the Opinion Documents to which it is a party;

2.2.3                    All natural persons executing the Opinion Documents as signatories have the authority, capacity and power to do so under the law of their respective jurisdiction;

2.2.4                    Except with respect of the Company, the Opinion Documents have been duly authorized, by all parties thereto and all such parties will duly execute and deliver the Opinion Documents in particular at the time where the Guarantee shall actually be signed, executed and delivered;

2.2.5                    The rights and obligations created by the Opinion Documents are legal, valid and binding obligations of the parties thereto; and are enforceable, under the law to which they are expressed to be submitted (other than Luxembourg Law) and the obligations expressed to be undertaken thereunder are valid and binding obligations under this law;

2.2.6                    Insofar as any obligation of the Company under the Documents (and any document in connection therewith) are required to be performed in, or is otherwise affected by the laws of, any jurisdiction other than Luxembourg, its performance would not be illegal or ineffective under the laws of that jurisdiction;

2.2.7                    Any and all authorizations, formal requirements and consents of any public authority of any country other than the Grand Duchy of Luxembourg which may be required with respect to the Opinion Documents shall have been obtained, in particular at the time where the Guarantee will actually be signed, executed and delivered;

2.2.8                    The choice of the foreign law to govern the Opinion Documents is valid and binding under the laws of any applicable jurisdiction (other than Luxembourg) and such choice of law would be recognized and given effect by the courts of that jurisdiction (other than Luxembourg);

2.2.9                    The parties to the Opinion Documents shall enter into the latter with good faith, for the purpose of carrying out their business, on arm’s length commercial terms and without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors) or to circumvent any mandatory laws or regulations of any jurisdiction; that there has been no fraud, bad faith, coercion, duress, misrepresentation, material mistake of fact or undue influence with respect to matters connected with and the transactions contemplated by any of the Documents;

2.2.10             Except the Opinion Documents, there exist no further or supplemental terms and conditions agreed, course of prior dealing or other arrangements between the parties that would supersede or modify any of the terms of the Opinion Documents and that would affect our opinion;

2.2.11             No law of any jurisdiction outside Luxembourg would qualify, affect or modify any of the opinions set out below or would render the execution, delivery, issue or performance of the terms of the Opinion Documents illegal or ineffective; insofar as any obligation under the Opinion Documents fails to be performed in any jurisdiction other than Luxembourg, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction, and, insofar as the laws of any jurisdiction outside Luxembourg may be relevant, such laws have been and will be fully complied with;

2.2.12             The entry by the Company into the Opinion Documents is in the best interest and for the corporate benefit, of the Company;

2.2.13             The principal place of business and the center of main interests of the Company is located at the place of its registered office in Luxembourg, the Company having its establishment in Luxembourg, as provided by the Council regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings.

3.                                     Opinion:

Based on the foregoing, subject to the qualifications, assumptions and exceptions stated herein, we are of the opinion that insofar as Luxembourg law is concerned, as of the date hereof and without regard to any change in facts and circumstances:

3.1                              The Company has been duly incorporated and is validly existing under the laws of the Grand Duchy of Luxembourg.

3.2                              The Company is duly qualified to do its business and based on the non-bankruptcy certificate (referred to in paragraph 1.6 of this opinion) not subject to bankruptcy and other similar insolvency proceedings in Luxembourg as of the date mentioned in the said certificate and has all power and authority necessary to conduct the business in which it is engaged and to enter into and perform its obligations under the Opinion Documents.

3.3                              The Company has full right, power and authority to execute and deliver each of the Opinion Documents to which it is a party and to perform its respective obligations thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Opinion Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

3.4                              Save as provided under the qualification 4.13 of this opinion, the execution, delivery, and performance by the Company of the Opinion Documents and compliance by it with the terms thereof, and the consummation of the transactions contemplated by the Opinion Documents, would not, if executed and delivered on the date hereof, violate, result in a breach of or constitute a default under (i) the articles of association or similar organizational documents of the Company; or (ii) any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority in the Grand Duchy of Luxembourg to which the Company is subject.

3.5                              The Opinion Documents have been duly authorized. They constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

3.6                              The Guarantee, when executed and delivered (free of all conditions) by the Company in accordance with the Indenture and the resolutions of the board of managers of the Company, will be duly executed and delivered, to the extent such execution and delivery are matters governed by Luxembourg Law.

3.7                              No consent, approval, authorization, order, registration, filing or qualification of or with any court or arbitrator or governmental or regulatory authority is required in the Grand Duchy of Luxembourg for the execution, delivery and performance by the Company of the Opinion Documents.

3.8                              The choice of the law of the State of New York to govern the Opinion Documents will be recognized by the Luxembourg courts as a valid and binding choice of law under the laws of the Grand Duchy of Luxembourg and the submission by the Company to the exclusive jurisdiction of the U.S. federal and New York Courts would be recognized valid and binding by the courts of Luxembourg.

3.9                              A final judgment properly obtained a court of competent jurisdiction in the State of New York, with respect to any suit, action or proceeding arising out of or relating to the Opinion Documents, will be given conclusive effect by the courts in the Grand Duchy of Luxembourg, without consideration to the merits subject to the following qualifications:

•                       a control of the international jurisdiction further to Luxembourg international law provisions;

•                       a control of the law applying to the Opinion Documents further to Luxembourg international law provisions;

•                       a control of the enforceability of the judgment, the absence of evasion to law and the respect of the Luxembourg public order and the regularity of the procedure.

3.10                       No stamp, registration, documentary or similar taxes are payable under the laws of Grand Duchy of Luxembourg by reason of the transactions contemplated under the Opinion Documents or in relation to any enforcement proceedings in respect of the Opinion Documents brought in the courts of Grand Duchy of Luxembourg.

3.11                       The Company is not entitled to claim immunity from suit or execution or other legal process in Luxembourg in respect of its obligations under the Opinion Documents to which it is a party.

4.                                     Qualification:

4.1                              We want to stress that we do not represent ourselves to be familiar with any laws other than the laws of the Grand Duchy of Luxembourg and, in giving this opinion we assume that there does not exist any provision in any applicable law in another jurisdiction affecting our opinion.

4.2                              The opinions expressed below are limited exclusively to the laws of the Grand Duchy of Luxembourg currently in effect. We have made no investigation of the laws of any jurisdiction outside the Grand Duchy of Luxembourg as a basis for this opinion and do not express or imply any opinion with respect to the matters governed by or to be determined on the basis of any such laws outside the Grand Duchy of Luxembourg.

4.3                              Nevertheless, we have made such examination of Luxembourg law, as in force at the date hereof, to enable us to answer the questions raised.

4.4                              The opinions expressed above under paragraph 3 are also limited to the Documents listed above under paragraph 1 of this opinion.

4.5                              We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Documents (or any document in connection therewith) and in particular regarding borrowing limits, debt/equity ratios, prudential regulatory or other applicable ratios, or other tax-related limits of indebtedness or as to the consequences thereof and we express no opinion on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

4.6                              The undersigned counsels are admitted to the District Court of Luxembourg. This opinion letter is governed by and shall be construed exclusively in accordance with Luxembourg laws.

4.7                              Other than as opined herein, we express no opinion as to matters of fact or on the accuracy or completeness of any statement, representation or warranties given or made by any party in relation to, under or by virtue of the Opinion Documents.

4.8                              This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. This opinion is effective, and relies on matters, only as of the date hereof and will not be updated except otherwise requested expressly.

4.9                              The opinion is addressed to the addressee and their successors solely and for their benefit only (or for the benefit of their successors), so that it cannot be used in relation with any other purpose than the Opinion Documents. It especially cannot be remitted to any other party or referred to any public document and be relied upon by any other person or used for any other purpose and neither its contents nor its existence may be disclosed without our prior written approval. Notwithstanding the foregoing, the opinion may be relied upon by Wells Fargo Bank, National Association, as Trustee under the Indenture.

However the opinion may be disclosed without such consent to:

a)                  any person to whom disclosure is required to be made by applicable law or court order pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

b)                  the officers, employees, auditors and professional advisers of the addressee;

c)                   any affiliate of any addressee and the officers, employees, auditors and professional advisers of such affiliate; and

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to whom such disclosure is made and (iii) (other than in relation to disclosure under paragraph (a)) such person agrees not to further disclose this opinion or its contents to any other person, other than as permitted above, without our prior written consent.

4.10                       The capacity of the Company to enter into and deliver the Opinion Documents to which it is a party and perform its obligations thereunder and the validity and enforceability of the Opinion Documents will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, administration, arrangement, moratorium or re-organisation or any other laws or legal procedures affecting generally the enforcement of creditors’ rights and to equitable rules and procedures.

Any provision in the Opinion Documents providing for an event of default, an acceleration or another early termination of the Opinion Documents by reason of the Company being subject to proceedings for a bankruptcy, concordat préventif, gestion contrôlée or sursis de paiement may not be enforceable against the latter.

A security created for pre-existing debts during the so called “période suspecte” within the meaning of Article 445 of the Luxembourg Commerce Code (as generally agreed, up to six months plus a prior ten-day delay) is void as against the reported creditors of the Company (masse des créanciers).

Any payments made, during the so called période suspecte, by the Company in consideration of accrued debts as well as any other transaction made by such company in consideration of a payment may be voidable in certain circumstances as defined under Article 446 of the Luxembourg Commerce Code; and the right to enforce a security may be suspended or entrusted to the liquidator upon the occurrence of a bankruptcy, concordat préventif, gestion contrôlée or sursis de paiement.

Article 448 of the code of commerce and article 1167 of the civil code (actiopauliana) give to the creditors, the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

4.11                       Specific creditors benefit from privileged rights by virtue of Luxembourg law and may take precedence over the rights of other secured or unsecured creditors. For instance, the Luxembourg tax authorities, the Luxembourg social security institutions and the salaried employees (if any) benefit from a general privilege over movables in relation to specific claims determined by law; this general privilege in principle takes precedence over the privilege of any secured creditors.

4.12                       The enforcement of the Opinion Documents (or any document related thereto) and the rights and obligations of the parties thereto will be subject to the general principles of Luxembourg law.

No opinion is given herein as to the availability of any specific performance remedy, other than monetary damages, for the enforcement of any obligation contained in the Opinion Documents (or any document related thereto) and this legal opinion should not be taken to imply that a Luxembourg court will necessarily grant any remedy, in particular, orders for specific performance or injunctions.

A contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were deemed by a Luxembourg court to be an excessive pecuniary remedy.

4.13                       The enforcement will be subject to the acceptance by the Luxembourg courts of internal jurisdiction, the prescription or limitation periods within which suits, actions or proceedings may be brought and the availability of defenses such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, unforeseen circumstances, undue influence, duress, error and counter-claim.

4.14                       The obligations in respect of the Guarantee given by the Company shall be limited  at any time to an aggregate amount (without duplication) not exceeding of 95% of the greater of:

(i)                                     the Company’s own funds (capitaux propres), as referred to in Annex 1 of the Grand-Ducal Regulation of 19 December 2015 in relation to, inter alia, article 34 of the Luxembourg Law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended (the “2002 Law”) (the “Net Assets”), increased by the amount of any debts owed to a company of the same group of the Guarantors,  the subordinated debt (dettes subordonnées) as determined in the general accounting plan (Account 191) of the Company, each as reflected in (x) the latest interim financial statements available (if any), as approved by the shareholders of the Company, at the date of demand of payment under this agreement or, if not available, (y) the Company’s last annual financial statements (comptes annuels) available at the date of demand of payment under the Guarantee ; and

(ii)                                  the Company’s own funds (capitaux propres), as referred to in the grand-ducal regulation in force which is mentioned in article 34 of the 2002 Law, increased by the amount of any debts owed to a company of the same group of the Company, at the date of entry into the Guarantee.

4.15                       Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction.

4.16                       The rights and obligations of the parties to the Documents may be affected by criminal investigations or prosecution, including, but not limited to, criminal freezing orders.

4.17                       In this legal opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion is given on the express condition, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg.

Yours faithfully,

/s/ CHARLES KAUFHOLD

Charles KAUFHOLD